EXHIBIT 23.4



                         CONSENT OF INDEPENDENT AUDITOR



We consent to the incorporation by reference in The Chalone Wine Group, Ltd.'s, Registration Statement on Form S-8 (Nos. 333-80209 and 333-108779) and Form S-3 (Nos. 33-89030, 333-71287, and 333-69470) of our report on the audit of The Chalone Wine Group, Ltd.'s, consolidated financial statements as of December 31, 2003 and 2002, and for the years ended December 31, 2003 and 2002, and the nine months ended December 31, 2001. Our report, which is dated February 13, 2004, appears in The Chalone Wine Group, Ltd.'s, Annual Report on Form 10-K for the year ended December 31, 2003. Our report refers to a change in the method of accounting for goodwill in 2002.


                                                     /s/ MOSS ADAMS LLP

Santa Rosa, California
March 29, 2004